EXHIBIT 10.8

DESCRIPTION OF COMPENSATION PAYABLE
TO FORMER DIRECTORS OF SYNERGY HEALTH PLC
WHO BECAME DIRECTORS OF STERIS PLC

Each of those former directors of Synergy Health Limited (“Synergy”) who became a director of STERIS plc (“STERIS”) effective as of the November 2, 2015 Combination date with Synergy is being paid a monthly cash retainer fee for service as a director of $16,666.67 per month, beginning with the month of November 2015. This fee will be payable for each full or partial month the director remains in office until the earlier of the end of the director’s term of office or the 2016 annual general meeting of STERIS.

The monthly cash retainer fees otherwise payable by STERIS to each director will be reduced by any monthly director fees or fees in lieu of notice paid by Synergy to such director for the month of November 2015 and any succeeding month.